Exhibit 10.3

STOCK VESTING AGREEMENT

THIS STOCK VESTING AGREEMENT (“Agreement”), is made and entered into as of this 19th day of November, 2009, by and between Alamo Energy Corp., a Nevada corporation (the “Company”) and Allan Millmaker, an individual (“Executive”).

RECITALS

A.          The Executive is the record owner of 233,334 shares of the Company’s Common Stock (the “Shares”).

B.           In order to facilitate the Company’s ability to raise capital (“Financing”), the Company and certain investors in the Financing have requested that the Executive agree to subject 116,667 of his Shares to vesting (the “Reserved Shares”).

C.           In exchange for certain consideration, the receipt and sufficiency of which is hereby acknowledged, Executive desires to enter into this Agreement for the purpose of specifying the terms and conditions relating to vesting of the Shares.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants of the parties contained herein, it is hereby agreed as follows:

1.           Forfeiture of Reserved Shares.

       (a)           The Reserved Shares shall be subject to forfeiture until the occurrence of either of the following conditions set forth below (each, a “Vesting Event”) or the 24-month anniversary of the date of this Agreement (the “Vesting Termination Date”). A Vesting Event shall be deemed to have occurred if, prior to the Vesting  Termination Date, either of the following conditions shall have been satisfied: (i) the Company’s revenues for any fiscal quarter ending after the date of this Agreement increase by one hundred percent (100%) as compared to revenues for any previous fiscal quarter ending after the date of this Agreement; (ii) the Company’s proved reserves for any fiscal quarter ending after the date of this Agreement increase by one hundred percent (100%) as compared to proved reserves for any previous fiscal quarter ending after the date of this Agreement; or (iii) the Executive presents three (3) acquisition opportunities to the Company’s Board of Directors in each of the next three quarters after the date of this Agreement, and for the fourth quarter after the date of this agreement the Company’s revenue, proved reserves or exploration acreage increase by one hundred percent (100%) as compared to proved revenue, proved reserves or exploration acreage for any previous fiscal quarter ending after the date of this Agreement. Such opportunities shall contemplate the acquisition of oil and gas rights in established oil and gas provinces in geographic regions with stable governments with a risk profile to match the Company’s investment criteria as determined by the Board of Directors in their sole discretion. Upon the occurrence of a Vesting Event, the Reserved Shares shall vest on the filing by the Company of its Quarterly Report on Form 10-Q for the fiscal quarter in which such Vesting Event occurred, or, if such Vesting Event occurred during the fourth quarter of a fiscal year, then as soon as practicable following the filing by the Company of its Annual Report on Form 10-K for such fiscal year, as appropriate. Upon such date of filing and subject to Section 1(h), the Company shall promptly deliver or cause to be delivered to Executive the certificate or certificates representing such Reserved Shares.  If a Vesting Event has not occurred by the Vesting Termination Date, the Reserved Shares shall be deemed not to have been vested and shall be cancelled.

The Reserved Shares shall be automatically forfeited to the Company and cancelled if Executive resigns for any reason or his employment with the Company is terminated for “Cause” on or before the second anniversary of this Agreement. For purposes of this Agreement, “Cause” as used herein shall have the same meaning as the term “Cause” in the Executive’s Employment Agreement dated November 19, 2009.

In the event of Executive’s death on or before the second anniversary of this Agreement, fifty percent (50%) of Reserved Shares shall be released by Employer and shall no longer be subject to forfeiture.

In the event Executive is terminated without Cause on or before the second anniversary of this Agreement, the Reserved Shares shall be released by Employer and shall no longer be subject to forfeiture.

In the event a minimum of $1,000,000 has not been raised by the Company pursuant to the Financing on or before the first anniversary of this Agreement, the Reserved Shares shall be released by Employer and shall no longer be subject to forfeiture.

      (b)          The stock certificates representing the Reserved Shares shall be held by the Company. Any shares forfeited to the Company pursuant to Section 1(a) shall be delivered to the Company’s transfer agent for cancellation as soon as practicable. Concurrent with the execution of this Agreement, Executive shall execute and deliver to the Company an irrevocable stock power endorsed in blank and such other documentation as the Company shall reasonably require to carry out the purposes of this Section 1.

(c)           Until cancelled by the Company in accordance with the provisions of this Section 1(a), the Reserved Shares shall be held of record by the Executive for all purposes (including federal income tax purposes), and the Executive shall have the full right to vote the Reserved Shares on all matters coming before the stockholders of the Company. For federal and state income tax purposes, any dividends or other distributions with respect to the Reserved Shares shall be income of the Executive.

(d)           Executive understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the fair market value of the Reserved Shares on the date any forfeiture restrictions applicable to the Reserved Shares lapse will be reportable as ordinary income on the lapse date. Executive understands that he may elect under Code Section 83(b) to be taxed at the time the Reserved Shares are received hereunder, based on the fair market value of the Reserved Shares on that date, rather than when and as the Reserved Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of purchase of the Reserved Shares. Executive understands that failure to make this filing within the applicable thirty (30) day period will result in the recognition of ordinary income by Executive as the forfeiture restrictions lapse.

(e)           Any attempt by Executive to sell, exchange, transfer, pledge or otherwise dispose of the Reserved Shares prior to the release of such Reserved Shares pursuant to Section 1(a) shall be null and void and shall have no force or effect.

(f)          Each party shall execute and deliver all such further instruments and documents, and shall perform any and all acts, necessary to give full force and effect to all of the terms of this Section 1.

(g)           In the event of any stock dividend, stock split or consolidation of shares or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which Executive becomes entitled by reason of ownership of the Reserved Shares shall be subject to forfeiture with the same force and effect as the Reserved Shares subject to forfeiture immediately before such event.

(h)           Executive agrees to pay to the Company, at the applicable time, the full amount of withholding taxes payable with respect to the Reserved Shares. If any withholding tax is due at the time the restrictions lapse, no stock certificate will be delivered to Executive until withholding requirements have been satisfied. Pursuant to this Agreement, the Company is authorized to retain and withhold from any payment, such as salary due Executive, the amount of taxes required by any governmental agency to be withheld and paid with respect to the delivery of restricted or unrestricted shares to Executive.

2.           Transfer of Shares. If at any time during the term of this Agreement Executive shall seek to transfer the Shares and Employer shall require an opinion of counsel to the effect that the transaction is exempt from registration, Employer shall pay the reasonable fees of such counsel.

3.           Non-Assignability. This Agreement is entered into in consideration of the personal qualities of Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of the Company.

4.           Notices. Any notice, correspondence or payment required or permitted to be given or made hereunder shall be deemed to have been duly given or made when personally delivered to Executive or to Company, or, if mailed, postage prepaid, registered or certified mail, to Executive at 10497 Town and Country Way, Suite 310, Houston, Texas 77024, and to the Company at 10497 Town and Country Way, Suite 310, Houston, Texas 77024, Attention: Board of Directors, or at such other address as may be designated in writing by either party to the other, said notice, correspondence and/or payment, if mailed, being deemed to have been duly given as of the date so mailed.

5.           Entire Agreement; Successors and Assigns. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. This Agreement shall be binding upon, and inure to the benefit of the Company and its successors and assigns.

6.           Severability. In the event that any provision hereof is deemed to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.

7.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Executive:

/s/ Allan Millmaker
Allan Millmaker

Company:

Alamo Energy Corp.

By:        /s/ Philip Mann
Philip Mann
Its:        Chief Financial Officer